Exhibit 10.23 Amended and Restated Director Retainer Plan

FIRST COMMONWEALTH FINANCIAL CORPORATION
DIRECTOR RETAINER PLAN
(As Amended and Restated effective January 1, 2018)

1.	Name and Purpose.
(a)    This plan shall be known as the First Commonwealth Financial Corporation Director Retainer Plan (the “Plan”). This Plan is adopted by Board of Directors of First Commonwealth Financial Corporation (the “Company”) pursuant to the First Commonwealth Financial Corporation Incentive Compensation Plan (the “Master Plan”) and shall be subject to the terms and conditions of the Master Plan. Each capitalized term that is not otherwise defined in this Plan shall have the meaning given to such term in the Master Plan.
(b)    The purpose of this Plan is to enable the Company to attract and retain qualified persons to serve as Directors of the Company by providing a competitive retainer and to further align the interests of Directors with shareholders of the Company by providing for the payment of a portion of the retainer in shares of Common Stock.

2.	Administration.
The Plan shall be administered by the Governance Committee of the Board of Directors (the “Committee”). The Committee shall, subject to the applicable provisions of the Plan and the Master Plan, have full authority and discretion to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to prepare forms to use with respect to the Plan, and to make all determinations necessary or advisable for the administration of the Plan. The Committee’s determination as to any matter relating to the interpretation of the Plan shall be conclusive on all persons.

3.	Eligible Participants.
For purposes of the Plan, a “Director” refers to, as of any date, a person who is serving as a director of First Commonwealth Financial Corporation who is not an employee of the Company or any Subsidiary.

4.	Retainer.
(a)    Each Director shall be paid a retainer in an amount determined by the Committee from time to time (the “Retainer”). Except for a Director who exercises his or her right to opt out of receiving shares of Common Stock in accordance with paragraph (b) of this Section 4, each Director shall receive the Retainer in cash and shares of Common Stock as follows:
(i)    One-half of the Retainer shall be payable in cash in four equal installments on the date of each quarterly meeting of the Board of Directors in January, April, July and October (or the last day of the month if no meeting is held in that month); and
(ii)    One-half of the Retainer shall be payable in shares of Common Stock in an amount determined by dividing (x) one-half of the Retainer by (y) the Fair Market Value of the Common Stock as of the Determination Date. The “Determination Date” shall mean the date of the Annual Meeting of Shareholders (or April 30 if the Annual Meeting is not held prior to that date), provided that if the Annual Meeting (or April 30, as applicable) occurs during a period when trading of the Common Stock is restricted by an insider trading or similar Company policy, the Determination Date shall be the first business day following the expiration of the trading restriction. The shares issuable pursuant to this Section 4(a)(ii) shall be issued in book entry form as soon as administratively practicable following the determination of Fair Market Value and shall not be subject to transfer restrictions or other Vesting Conditions.
(b)    Notwithstanding Section 4(a) above, any Director who owns shares of Common Stock having a Fair Market Value of at least $400,000 (measured as of the most recent December 31) may elect to receive his or her entire Retainer in cash. That election must be made pursuant to a written notice delivered to the Secretary of the Company not later than February 28 of the year in which the election is to be effective. Each Director who has elected to receive his or her entire Retainer in cash pursuant to this Section 4(b) shall receive his or her retainer in four installments on the date of each quarterly meeting of the Board of Directors in January, April, July and October (or the last day of the month if no meeting is held in that month). An election made pursuant to this Section 4(b) shall remain in effect unless and until the Director rescinds the election by written notice to the Secretary of the Company.

(c)    Any Director who is elected or appointed to the Board after January 1 shall be entitled to receive a prorated Retainer based upon the number of whole or partial months of the year during which he or she serves as a Director. One-half of the prorated Retainer shall be paid in cash and one-half of the prorated Retainer shall be paid in shares of Common Stock using the same Fair Market Value as is used to calculate the number of shares issuable to Directors who are entitled to receive a full Retainer under this Plan. The first installment of the prorated cash Retainer will be paid on the date of the first meeting of the Board of Directors that the Director attends, and the prorated Common Stock retainer will be paid on the later of the date of the first meeting of the Board of Directors that the Director attends or the Determination Date.

5.	Miscellaneous Provisions.
(a)    The Committee may amend, suspend, or terminate this Plan at any time.
(b)    This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania except to the extent such laws are superseded by the federal laws of the United States.